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                                                                   EXHIBIT 23.2

               CONSENT OF INDEPENDENT AUDITORS OF
            MINOWA BANCSHARES, INC. AND SUBSIDIARIES



To the Board of Directors
Minowa Bancshares, Inc. and Subsidiaries
Decorah, Iowa


    We consent to the reference to our firm under the caption "Experts" and to the use of our audit report dated February 1, 1995, with respect to the consolidated financial statements of Minowa Bancshares, Inc. and Subsidiaries incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Community First Bankshares, Inc. for the registration of up to an aggregate $40,000,000 of cumulative Capital Securities of CFB Capital II of together with Junior Subordinated Debentures and the Guarantee of Community First Bankshares, Inc.

                                       Hacker, Nelson & Co., P.C.


Decorah, Iowa
October 7, 1997